Exhibit 99.1

Global Partners Reports Third-Quarter 2023 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--November 9, 2023--Global Partners LP (NYSE: GLP) (“Global” or the “Partnership”) today reported financial results for the third quarter ended September 30, 2023.

“Our team delivered solid results in Q3, which was in line with our expectations in a more normalized market compared with last year,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “We continue to deliver value across the midstream and downstream liquid energy markets, providing customers with essential products and services through our integrated fuel storage, distribution and retail assets.”

In a separate news release issued today, Global announced the signing of an asset purchase agreement with Motiva Enterprises LLC (“Motiva”) to acquire 25 liquid energy terminals along the Atlantic Coast, in the Southeast and in Texas. The purchase is underpinned by a 25-year take-or-pay throughput agreement. Global has agreed to purchase the terminals, which have a shell capacity of 8.4 million barrels, for $305.8 million in cash. The acquisition is subject to customary closing conditions, including regulatory approvals, and is expected to close by year-end.

“This transaction will significantly strengthen and diversify our terminalling assets and allow Global to deliver additional value to wholesale, commercial and retail customers in new and existing markets,” Mr. Slifka said. “These strategically located terminals support our strategy to acquire, invest in and optimize assets that drive operating synergies.”

Third-Quarter 2023 Financial Highlights

Net income was $26.8 million, or $0.60 per diluted common limited partner unit, for the third quarter of 2023, compared with net income of $111.4 million, or $3.12 per diluted common limited partner unit, in 2022.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $76.7 million in the third quarter of 2023 compared with $168.2 million in 2022.

Adjusted EBITDA was $77.7 million in the third quarter of 2023 versus $168.5 million in 2022.

Distributable cash flow (DCF) was $42.2 million in the third quarter of 2023 compared with $128.0 million in 2022.

Adjusted DCF was $43.3 million in the third quarter of 2023 compared with $128.0 million in 2022.

Gross profit was $228.5 million in the third quarter of 2023 compared with $328.4 million in 2022.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $252.1 million in the third quarter of 2023 compared with $351.3 million in 2022.

Combined product margin, EBITDA, adjusted EBITDA, DCF and adjusted DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and nine months ended September 30, 2023, and 2022.

Gasoline Distribution and Station Operations (GDSO) segment product margin was $206.5 million in the third quarter of 2023 compared with $261.6 million in 2022. Product margin from gasoline distribution decreased to $132.0 million from $188.0 million in the year-earlier period, partly due to lower fuel margins (cents per gallon) in 2023 compared with significantly higher fuel margins in 2022 due to especially favorable market conditions experienced last year. Product margin from station operations increased to $74.5 million from $73.6 million in the same period last year. GDSO product margins in both gasoline distribution and station operations were negatively impacted during the third quarter of 2023 due to excessive amounts of rain in the Northeast, particularly in July.

Wholesale segment product margin decreased to $37.2 million in the third quarter of 2023 compared with $79.3 million in 2022, primarily due to less favorable market conditions in gasoline, distillates and residual oil compared with the same period in 2022. Gasoline and gasoline blendstocks product margin was $20.4 million compared with $54.2 million in the year-earlier period. Product margin from distillates and other oils was $16.8 million compared with $25.1 million in the same period last year.

Commercial segment product margin was $8.4 million in the third quarter of 2023 compared with $10.4 million in 2022, primarily due to less favorable market conditions in bunkering.

Total sales were $4.2 billion in the third quarter of 2023 compared with $4.6 billion in 2022. Wholesale segment sales were $2.3 billion in the third quarter of 2023 compared with $2.5 billion in 2022. GDSO segment sales were $1.6 billion in the third quarter of 2023 versus $1.8 billion in 2022. Commercial segment sales were $273.8 million in the third quarter of 2023 compared with $326.2 million in 2022.

Total volume was 1.4 billion gallons in the third quarter of 2023 compared with 1.3 billion gallons in 2022. Wholesale segment volume was 829.7 million gallons in the third quarter of 2023 compared with 779.2 million gallons in 2022. GDSO volume was 426.8 million gallons in the third quarter of 2023 compared with 430.0 million gallons in 2022. Commercial segment volume was 108.4 million gallons in the third quarter of 2023 compared with 102.1 million gallons in 2022.

Recent Developments

  Global announced a quarterly cash distribution of $0.6850 ($2.74 on an annualized basis) on all of its outstanding common units for the period from July 1 to September 30, 2023. The distribution will be paid on November 14, 2023 to unitholders of record as of the close of business on November 8, 2023.
  As part of its alternative fuels strategy, Global has activated its first company-owned electric vehicle charging stations. The DC fast-charging stations are located at the Partnership’s XtraMart convenience and fueling station in Worcester, Massachusetts and at its newly opened Alltown Fresh Kitchen and Marketplace in Fort Edward, NY. Five additional EV sites are in construction.

Business Outlook

“Looking ahead, we remain focused on our initiatives to drive growth through strategic M&A, asset optimization and balanced capital allocation, creating long-term value for our unitholders,” Mr. Slifka said. “We look forward to completing our transformative acquisition of the Motiva terminals by year-end.”

Financial Results Conference Call

Management will review the Partnership’s third-quarter 2023 financial results and discuss the planned acquisition in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

Please plan to dial into the call at least 10 minutes before the start time. The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com.

About Global Partners LP

With approximately 1,700 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets, goodwill and long-lived asset impairment charges and Global’s proportionate share of EBITDA related to its joint venture, which is accounted for using the equity method. EBITDA and adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow and Adjusted Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of Global’s success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement (the “partnership agreement”) is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in the partnership agreement also determines Global’s ability to make cash distributions on its incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historical level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Adjusted distributable cash flow is a non-GAAP financial measure intended to provide management and investors with an enhanced perspective of the Partnership’s financial performance. Adjusted distributable cash flow is distributable cash flow (as defined in the partnership agreement) further adjusted for Global’s proportionate share of distributable cash flow related to its joint venture which is accounted for using the equity method. Adjusted distributable cash flow is not used in the partnership agreement to determine the Partnership’s ability to make cash distributions and may be higher or lower than distributable cash flow as calculated under the partnership agreement.

Distributable cash flow and adjusted distributable cash flow should not be considered as alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, the Partnership’s distributable cash flow and adjusted distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Sales	$4,221,045	$4,626,747	$12,083,062	$14,450,935
Cost of sales	3,992,525	4,298,368	11,389,819	13,634,842
Gross profit	228,520	328,379	693,243	816,093

Costs and operating expenses:
Selling, general and administrative expenses	63,479	65,123	192,431	182,274
Operating expenses	115,944	119,549	334,676	327,307
Amortization expense	2,017	2,118	6,119	6,734
Net (gain) loss on sale and disposition of assets	(897)	292	(2,141)	(81,468)
Total costs and operating expenses	180,543	187,082	531,085	434,847

Operating income	47,977	141,297	162,158	381,246

Other income (expense):
Income from equity method investment	1,180	-	2,384	-
Interest expense	(21,089)	(19,047)	(64,963)	(61,577)

Income before income tax expense	28,068	122,250	99,579	319,669

Income tax expense	(1,260)	(10,811)	(2,351)	(14,938)

Net income	26,808	111,439	97,228	304,731

Less: General partner's interest in net income, including
incentive distribution rights	2,560	2,027	6,681	5,370
Less: Preferred limited partner interest in net income	3,712	3,463	10,638	10,389

Net income attributable to common limited partners	$20,536	$105,949	$79,909	$288,972

Basic net income per common limited partner unit (1)	$0.60	$3.12	$2.35	$8.52

Diluted net income per common limited partner unit (1)	$0.60	$3.12	$2.35	$8.48

Basic weighted average common limited partner units outstanding	33,983	33,917	33,985	33,932

Diluted weighted average common limited partner units outstanding	34,063	34,008	34,026	34,058

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$11,298	$4,040
Accounts receivable, net	521,479	478,837
Accounts receivable - affiliates	3,979	2,380
Inventories	390,849	566,731
Brokerage margin deposits	25,444	23,431
Derivative assets	8,635	19,848
Prepaid expenses and other current assets	80,733	73,992
Total current assets	1,042,417	1,169,259

Property and equipment, net	1,188,345	1,218,171
Right of use assets, net	261,695	288,142
Intangible assets, net	20,735	26,854
Goodwill	429,215	427,780
Equity method investment	71,017	-
Other assets	37,477	30,679

Total assets	$3,050,901	$3,160,885

Liabilities and partners' equity
Current liabilities:
Accounts payable	$558,228	$530,940
Working capital revolving credit facility - current portion	65,700	153,400
Lease liability - current portion	60,073	64,919
Environmental liabilities - current portion	4,940	4,606
Trustee taxes payable	60,679	42,972
Accrued expenses and other current liabilities	131,280	156,964
Derivative liabilities	35,675	17,680
Total current liabilities	916,575	971,481

Working capital revolving credit facility - less current portion	-	-
Revolving credit facility	89,000	99,000
Senior notes	742,294	741,015
Long-term lease liability - less current portion	209,237	231,427
Environmental liabilities - less current portion	61,616	64,029
Financing obligations	139,393	141,784
Deferred tax liabilities	65,516	66,400
Other long-term liabilities	52,795	57,305
Total liabilities	2,276,426	2,372,441

Partners' equity	774,475	788,444

Total liabilities and partners' equity	$3,050,901	$3,160,885

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Reconciliation of gross profit to product margin:
Wholesale segment:
Gasoline and gasoline blendstocks	$20,390	$54,260	$79,799	$93,009
Distillates and other oils (1)	16,780	25,070	70,226	123,984
Total	37,170	79,330	150,025	216,993
Gasoline Distribution and Station Operations segment:
Gasoline distribution	132,000	187,994	380,699	432,732
Station operations	74,530	73,614	208,456	200,719
Total	206,530	261,608	589,155	633,451
Commercial segment	8,426	10,389	23,310	31,042
Combined product margin	252,126	351,327	762,490	881,486
Depreciation allocated to cost of sales	(23,606)	(22,948)	(69,247)	(65,393)
Gross profit	$228,520	$328,379	$693,243	$816,093

Reconciliation of net income to EBITDA and adjusted EBITDA:
Net income	$26,808	$111,439	$97,228	$304,731
Depreciation and amortization	27,507	26,920	80,952	78,572
Interest expense	21,089	19,047	64,963	61,577
Income tax expense	1,260	10,811	2,351	14,938
EBITDA	76,664	168,217	245,494	459,818
Net (gain) loss on sale and disposition of assets	(897)	292	(2,141)	(81,468)
Net income from equity method investment (2)	(1,180)	-	(2,384)	-
EBITDA related to equity method investment (2)	3,145	-	3,160	-
Adjusted EBITDA	$77,732	$168,509	$244,129	$378,350

Reconciliation of net cash provided by operating activities to EBITDA and adjusted EBITDA:
Net cash provided by operating activities	$97,088	$191,713	$343,025	$576,906
Net changes in operating assets and liabilities and certain non-cash items	(42,773)	(53,354)	(164,845)	(193,603)
Interest expense	21,089	19,047	64,963	61,577
Income tax expense	1,260	10,811	2,351	14,938
EBITDA	76,664	168,217	245,494	459,818
Net (gain) loss on sale and disposition of assets	(897)	292	(2,141)	(81,468)
Net income from equity method investment (2)	(1,180)	-	(2,384)	-
EBITDA related to equity method investment (2)	3,145	-	3,160	-
Adjusted EBITDA	$77,732	$168,509	$244,129	$378,350

Reconciliation of net income to distributable cash flow and adjusted distributable cash flow:
Net income	$26,808	$111,439	$97,228	$304,731
Depreciation and amortization	27,507	26,920	80,952	78,572
Amortization of deferred financing fees	1,423	1,347	4,134	4,084
Amortization of routine bank refinancing fees	(1,214)	(1,138)	(3,507)	(3,457)
Maintenance capital expenditures	(12,295)	(10,548)	(35,450)	(27,844)
Distributable cash flow (3)(4)(5)	42,229	128,020	143,357	356,086
Net income from equity method investment (2)	(1,180)	-	(2,384)	-
Distributable cash flow from equity method investment (2)	2,213	-	1,941	-
Adjusted distributable cash flow	43,262	128,020	142,914	356,086
Distributions to preferred unitholders (6)	(3,712)	(3,463)	(10,638)	(10,389)
Adjusted distributable cash flow after distributions to preferred unitholders	$39,550	$124,557	$132,276	$345,697

Reconciliation of net cash provided by operating activities to distributable cash flow and adjusted distributable cash flow:
Net cash provided by operating activities	$97,088	$191,713	$343,025	$576,906
Net changes in operating assets and liabilities and certain non-cash items	(42,773)	(53,354)	(164,845)	(193,603)
Amortization of deferred financing fees	1,423	1,347	4,134	4,084
Amortization of routine bank refinancing fees	(1,214)	(1,138)	(3,507)	(3,457)
Maintenance capital expenditures	(12,295)	(10,548)	(35,450)	(27,844)
Distributable cash flow (3)(4)(5)	42,229	128,020	143,357	356,086
Net income from equity method investment (2)	(1,180)	-	(2,384)	-
Distributable cash flow from equity method investment (2)	2,213	-	1,941	-
Adjusted distributable cash flow	43,262	128,020	142,914	356,086
Distributions to preferred unitholders (6)	(3,712)	(3,463)	(10,638)	(10,389)
Adjusted distributable cash flow after distributions to preferred unitholders	$39,550	$124,557	$132,276	$345,697

(1) Segment reporting results for the three and nine months ended September 30, 2022 have been reclassified within the Wholesale segment to conform to the Partnership's current presentation. Specifically, results from crude oil previously shown separately are included in distillates and other oils as results from crude oil are immaterial.
(2) Represents the Partnership's proportionate share of net income, EBITDA and distributable cash flow, as applicable, related to the Partnership's 49.99% interest in its Spring Partners Retail LLC ("SPR") joint venture.
(3) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.
(4) Distributable cash flow for the three and nine months ended September 30, 2023 includes $1.2 million and $2.4 million, respectively, of income from the equity method investment related to the Partnership's 49.99% interest in its SPR joint venture.
(5) Distributable cash flow for the nine months ended September 30, 2022 includes a net gain on sale and disposition of assets of $81.5 million, primarily related to the sale of the Partnership's terminal in Revere, Massachusetts in June 2022.
(6) Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Contacts

Gregory B. Hanson
Chief Financial Officer
Global Partners LP
(781) 894-8800

Sean T. Geary
Chief Legal Officer and Secretary
Global Partners LP
(781) 894-8800